Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE (NET)

THIS FIRST AMENDMENT TO OFFICE LEASE (NET) (this “Amendment”) is dated as of September 27, 2021, by and between BETSY ROSS PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and SHOCKWAVE MEDICAL, INC., a Delaware corporation (“Tenant”).

RECITALS

A.       Landlord and Tenant are parties to that certain Office Lease (Net) dated as of December 13, 2019 (the “Lease”), with respect to certain premises located at 5353 Betsy Ross Drive, and 5403 Betsy Ross Drive, Santa Clara, California as more particularly described in the Lease, comprised of Eighty-Five Thousand Two Hundred (85,200) rentable square feet in total (the “Premises”).

B.       Landlord and Tenant desire to amend the Lease on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:

1.            DEFINED TERMS. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

2.            EXTENSION OF LEASE TERM. Landlord and Tenant acknowledge that the Initial Lease Term is scheduled to expire on December 12, 2027. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the Initial Lease Term is hereby extended for a period of approximately forty-eight and one half (48.5) months (the “Extension Term”), commencing December 13, 2027 (the "Extension Term Commencement Date"), and expiring December 31, 2031 (the "Extension Term Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. Any reference in the Lease to the “Term,” “Initial Lease Term,” or words of similar import shall mean the Lease Term, as extended by the Extension Term, unless the context clearly indicates otherwise.

3.            BASE RENT FOR EXTENSION TERM. Notwithstanding anything to the contrary contained in the Lease, in addition to all other amounts due and payable by Tenant under the Lease, commencing on the Extension Term Commencement Date, Tenant shall pay in the manner specified in the Lease, Base Rent for the Premises as follows:

Rent Period	Monthly Base Rent	Monthly Base Rent per Rentable Square Foot of the Premises
12/13/2027 – 6/30/2028	$236,856.00	$2.78
7/1/2028 – 6/30/2029	$243,672.00	$2.86
7/1/2029 – 6/30/2030	$251,340.00	$2.95

7/1/2030 – 6/30/2031	$259,008.00	$3.04
7/1/2031 – 12/31/2031	$266,676.00	$3.13

4.            AMENDMENT TO LEASE.

(a)               The first sentence of Section 5.1 (Grant and Exercise of Option) of the Lease shall be deleted and replaced in its entirety with the following:

“Landlord grants to Tenant, subject to the terms and conditions set forth in this Article two (2) options (each, the “Option”) to extend the Term as to Phase 1, Phase 2 or both for an additional term of sixty (60) months (“Option Term”) each, which Options shall be exercised, if at all, by written notice (“Option Notice”) to Landlord no earlier than twelve (12) months prior to the date the Term would expire but for such exercise but no later than nine (9) months prior to the date the Term would expire but for such exercise, time being of the essence for the giving of such notice.”

(b)               Section 5.5 (Upset Right) of the Lease shall be deleted in its entirety.

(c)               Section 2.24 of the Lease is hereby amended by adding the following immediately after Section 2.24.22:

“Notwithstanding the foregoing, for purposes of computing Tenant’s Proportionate Share of Operating Costs, commencing with the first full calendar year of the Term, the Controllable Operating Costs (hereinafter defined) shall not increase by more than three percent (3%) per calendar year on a non-cumulative basis compared to the immediate previous calendar year over the course of the Term of this Lease. "Controllable Operating Costs" shall mean all Operating Costs except (i) wages and salaries included in Operating Costs to the extent of increases in minimum wage required by federal or state law or to the extent of increases required by a collective bargaining agreement, (ii) the cost of utilities, (iii) the cost of insurance, (iv) taxes and assessments and governmental charges, and (v) to the extent properly included in the Operating Costs, the cost of any capital improvements as required under the Lease.”

(d)               Section 4.3 of the Lease is hereby amended by deleting the phrase “sound accounting and management practices” from the first sentence thereof and replacing it with “generally accepted accounting principles”.

5.            EXPANSION OPTION.

(a)               From and after the date hereof through June 1, 2023, Tenant shall have the option (the "Expansion Option") to lease all (and not a portion) of the space in the adjacent building located at 5303 Betsy Ross Drive, Santa Clara, California consisting of approximately 35,000 rentable square feet (the "Expansion Space") for the period commencing February 1, 2024 (the “Expansion Delivery Date”) and ending on the Extension Term Expiration Date (as the same may be extended if Tenant exercises one or more Options), subject to the terms of this Section 5, by providing Landlord written notice (the "Expansion Notice") from Tenant of the exercise of its Expansion Option prior to June 1, 2023, if:

(i)              No Event of Default exists at the time that Landlord receives the Expansion Notice; and

(ii)             the Lease has not been assigned by Tenant (other than pursuant to a Permitted Transfer) at the time Landlord receives the Expansion Notice; and

(iii)            the existing tenant of the Expansion Space does not exercise any extension right existing as of the date hereof to occupy such space beyond the Expansion Delivery Date (the “Existing Extension Option”); provided that (A) Landlord shall not agree to amend the exercise conditions of the Existing Extension Option, and (B) Landlord shall notify Tenant whether such Existing Extension Option has been exercised by no later than May 8, 2023.

(b)               Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of the Lease. The Base Rent rate per rentable square foot for the Expansion Space shall be as follows:

Rent Period	Monthly Base Rent	Monthly Base Rent per Rentable Square Foot
2/1/24 – 12/31/24	$98,700.00	$2.82
1/1/25 – 12/31/25	$101,500.00	$2.90
1/1/26 – 12/31/26	$104,650.00	$2.99
1/1/27 – 12/31/27	$107,800.00	$3.08
1/1/28 – 12/31/28	$110,950.00	$3.17
1/1/29 – 12/31/29	$114,450.00	$3.27
1/1/30 – 12/31/30	$117,950.00	$3.37
1/1/31 – 12/31/31	$121,450.00	$3.47

Notwithstanding the foregoing, during the Expansion Abatement Period (as defined below), the Base Rent for the Expansion Space shall be abated (the “Expansion Abated Base Rent”). If Landlord terminates the Leases as a result of a Default by Tenant beyond applicable notice and cure periods, then, without limiting any other rights and remedies of Landlord, (1) any remaining portion of the Expansion Abatement Period as of the date of such Lease termination shall automatically be extinguished and (2) the then unamortized Expansion Abated Base Rent to the date of such termination (amortized over the initial 95 months of the initial Lease Term for the Expansion Space), shall immediately become due and payable. For the purposes of this Lease, the “Expansion Abatement Period” shall be a period equal to one hundred and fifty-two (152) days.

(c)               Tenant shall pay Additional Rent (i.e. Tenant's Proportionate Share of Project Operating Costs) for the Expansion Space in accordance with the terms of the Lease.

(d)               In the event Tenant leases the Expansion Space pursuant to the terms of this Expansion Option, Tenant shall receive an Allowance for the Expansion Space in the amount equal to $37.50 per rentable square foot of the Expansion Space.

(e)               The Expansion Space shall be considered a part of the Premises, subject to all the terms and conditions of the Lease, except that no allowances, credits, abatements or other concessions set forth in the Lease for the Premises shall apply to the Expansion Space, except as specifically provided otherwise in this Expansion Option provision.

(f)                If Tenant exercises its Expansion Option, Landlord and Tenant shall enter into an amendment (the "Expansion Space Amendment") adding the Expansion Space (or applicable portion thereof) to the Premises on the terms set forth herein and reflecting the changes in the Base Rent, Tenant’s Proportionate Share, and such other appropriate terms; provided that an otherwise valid exercise of the Expansion Option shall be fully effective whether or not the Expansion Space Amendment is executed.

6.            BROKER. Tenant represents and warrants to Landlord that with the exception of CBRE, Inc. and Rick Sherburne, representing the Tenant solely (“Tenant’s Broker”), it has not engaged any other broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment, and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. Tenant’s Broker shall be compensated by Landlord pursuant to the terms of separate express written agreements specifying the commission amounts and the terms of payment.

7.            CONTINUING EFFECTIVENESS. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.

8.            COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document. Either party may execute this Amendment using electronic signature technology (i.e., via DocuSign or other electronic signature technology). Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (.PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

9.            EXECUTION BY BOTH PARTIES. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Landlord and Tenant, and execution and delivery hereof.

10.          AUTHORIZATION. The parties signing on behalf of Tenant each hereby represents and warrants that such party has the capacity set forth on the signature pages hereof and has full power and authority to bind Tenant to the terms hereof. Two (2) authorized officers must sign on behalf of the Tenant and this Amendment must be executed by the president or vice-president and the secretary or assistant secretary of Tenant, unless the bylaws or a resolution of the board of directors shall otherwise provide. In such case, the bylaws or a certified copy of the resolution of Tenant, as the case may be, must be furnished to Landlord. Landlord represents and warrants that it has obtained the written approval of its lender to this Amendment. Landlord shall provide Tenant with a copy of such written approval concurrently with or prior to Landlord’s execution of this Amendment.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“LANDLORD” BETSY ROSS PROPERTY, LLC, a Delaware limited liability company By: /s/ Shaoyuan Wang Name: Shaoyuan Wang Title: President	“TENANT” SHOCKWAVE MEDICAL, INC., a Delaware corporation By:/s/ Douglas Godshall Name: Douglas Godshall Title: President and CEO

Signature Page to First Amendment to Office Lease